EXHIBIT 99.1


PRESS RELEASE
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FOR IMMEDIATE RELEASE


                                                         CONTACT: Cary Grossman
                                                                       Chairman
                                                     Co-Chief Executive Officer
                                                                 (713) 827-2104
                                                       cgrossman@cmgrossman.com


                      Coastal Bancshares Acquisition Corp.
                  Enters Into Financial Advisory Agreement With
                           Sanders Morris Harris, Inc.

Houston, TX, March 9, 2005 - Coastal Bancshares Acquisition Corp. (OTCBB: CBASU) (the "Company"), a company organized to complete a business combination with a commercial bank or bank holding company, announced today that it has entered into a financial advisory agreement with Sanders Morris Harris, Inc., a subsidiary of Sanders Morris Harris Group, Inc., to assist the Company in its efforts to identify a target for a business combination and to provide related financial advisory services, including; due diligence, valuation analysis and assistance with negotiations.

About Coastal Bancshares Acquisition Corp.

Headquartered in Houston, Texas, Coastal Bancshares Acquisition Corp. is a newly organized company that has approximately $28.5 million in a trust account to be used as all or part of the consideration to complete a business combination with a commercial bank or bank holding company. While the Company may seek to effect business combinations with more than one target business, the initial business combination must be with a target whose fair market value is at least equal to 80% of our net assets at the time of such acquisition.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a diversified financial-services holding company based in Houston, Texas that provides investment banking services and manages over $6.2 billion in client assets. Its operating entities are Sanders Morris Harris, Salient Partners, LP, Pinnacle Management & Trust Co. and SMH Capital Advisors, Inc. and Kissinger Financial Services. SMHG has offices in Houston, New York, Los Angeles, Denver, Dallas and Fort Worth. Additional information is available at http://www.smhg.net.

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This press release may contain  "forward-looking  statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our ability to consummate any acquisition or other business combination and any other statements that are not historical facts. These statements are based on management's current expectations, but actual results may differ materially due to various factors, including, but not limited to, our being a development stage company with no operating history, our dependence on key personnel some of whom may join us following a business combination, our personnel allocating their time to other businesses and potentially having conflicts of interest with our business, our potentially being unable to obtain additional financing to complete a business combination, the ownership of our securities being concentrated, risks associated with the banking industry and those other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including our Registration Statement on Form S-1 that was declared effective February 14, 2005 and the definitive Prospectus thereunder, all of which are available free of charge on the SEC's web site at http://www.sec.gov. We expressly disclaim any intent or obligation to update any forward-looking statements.


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